Journal Register Company Notified by NYSE of Non-Compliance With a Continued Listing Standard

YARDLEY, PA -- 04/03/2008 -- Journal Register Company (NYSE: JRC) today announced that on March 31, 2008 the Company was notified by the New York Stock Exchange that the Company had fallen below the NYSE's continued listing standard relating to minimum share price. The NYSE standard requires that a company's common stock trade at a minimum average closing price of $1.00 per share during a consecutive 30-day trading period.

Under the NYSE rules, the Company has ten business days to notify the NYSE of its intent to cure this deficiency and six months to cure it or be subject to suspension and delisting. The Company intends to notify the NYSE within the required ten business day period that it intends to cure the deficiency. Under the NYSE rules, the Company's common stock will continue to be listed on the NYSE during the six month cure period, subject to compliance with the other NYSE continued listing requirements. Although the Company intends to cure its deficiency and to return to compliance with NYSE continued listing requirements, there can be no assurance that it will be able to do so.

About Journal Register Company

Journal Register Company is a leading U.S. media company. Journal Register Company owns 22 daily newspapers and 310 non-daily publications. Journal Register Company currently operates 229 individual Web sites that are affiliated with the Company's daily newspapers, non-daily publications and its network of employment Web sites. These Web sites can be accessed at www.JournalRegister.com. All of the Company's operations are strategically clustered in six geographic areas: Greater Philadelphia; Michigan; Connecticut; Greater Cleveland; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company owns JobsInTheUS, a network of 20 employment Web sites.

Safe-Harbor

This release contains forward-looking information about Journal Register Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. These forward-looking statements involve a number of risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include, but are not limited to the Company's ability to achieve and maintain a share price and average price above $1.00 per share of its common stock at the expiration of the six-month period, commencement by the NYSE of suspension and delisting procedures for failure to successfully implement a plan to correct non-compliance with the NYSE listing standards, the company's failure to continue to satisfy the NYSE's other qualitative and quantitative listing standards for continued listing and the NYSE's right to take more immediate action in the event that the stock trades at levels that are viewed as "abnormally low" on a sustained basis or other qualitative factors. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information:
Journal Register Company
Investor Relations
790 Township Line Road
Yardley, PA 19067
Tel: (215) 504-4200
Fax: (215) 504-4201